Exhibit (h)(5)

ADMINISTRATION CONTRACT

THRIVENT MUTUAL FUNDS

This Agreement is made as of this      day of November 2005, between Thrivent Asset Management, LLC, a Delaware limited liability company (“Thrivent Asset Management”), as provider of administrative management and services, and the Thrivent Mutual Funds, a Massachusetts Business Trust (the “Trust”).

WHEREAS, the Trust engages in business as an open-end management investment company and is so registered under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate series with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust presently offers shares in thirty (30) series, Thrivent Aggressive Allocation Fund, Thrivent Moderately Aggressive Allocation Fund, Thrivent Moderate Allocation Fund, Thrivent Moderately Conservative Allocation Fund, Thrivent Technology Fund, Thrivent Partner Small Cap Growth Fund, Thrivent Partner Small Cap Value Fund, Thrivent Small Cap Stock Fund, Thrivent Small Cap Index Fund, Thrivent Mid Cap Growth Fund, Thrivent Partner Mid Cap Value Fund, Thrivent Mid Cap Stock Fund, Thrivent Mid Cap Index Fund, Thrivent Mid Cap Index Fund–I, Thrivent Partner International Stock Fund, Thrivent Large Cap Growth Fund, Thrivent Large Cap Value Fund, Thrivent Large Cap Stock Fund, Thrivent Large Cap Index Fund, Thrivent Large Cap Index Fund–I, Thrivent Real Estate Securities Fund, Thrivent Balanced Fund, Thrivent High Yield Fund, Thrivent High Yield Fund II, Thrivent Municipal Bond Fund, Thrivent Income Fund, Thrivent Core Bond Fund, Thrivent Limited Maturity Bond Fund, Thrivent Money Market Fund, and Thrivent U.S. Government Zero Coupon Target Fund, Series 2006, such thirty series (the “Initial Funds”), together with all other series subsequently established by the Trust with respect to which Thrivent Asset Management, LLC services pursuant to the terms of this Agreement, being herein collectively referred to as the “Funds” and individually as a “Fund”; and

WHEREAS, Thrivent Asset Management, LLC is an investment adviser of mutual funds, and has the experience and competence to provide administrative management and service to each of the Funds; and

WHEREAS, the Trust desires to retain Thrivent Asset Management to furnish administrative management and services to each of the Funds and Thrivent Asset Management is willing to furnish such administrative management and services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. Appointment and Acceptance. The Trust appoints Thrivent Asset Management as administrative manager of each of the Initial Funds, and Thrivent Asset Management accepts such appointment and agrees to render the services hereby set forth for the compensation herein provided.

In the event that the Trust establishes one or more series of shares other than the Initial Funds with respect to which it desires to retain Thrivent Asset Management to render administrative services hereunder, it shall notify Thrivent Asset Management in writing (the “Notice”). If Thrivent Asset Management is willing to render such services on the terms provided for herein, it shall execute and deliver the Notice to the Trust whereupon such series of shares shall become a Fund hereunder and said Notice shall be attached to this Agreement and when attached shall be a part hereof.

2. Duties of Administrative Manager. Thrivent Asset Management will provide or procure administrative services from Thrivent Financial for Lutherans (or one or more of its subsidiaries) or other vendors as appropriate for the Trust and each of the Funds and, in so doing, will act in conformity with the Master Trust Agreement and Bylaws of the Trust, the current registration statement of the Trust, the requirements of the 1940 Act and all other applicable federal and state laws and regulations.

3. Administrative Services. The term “administrative services” means all services necessary to conduct the business operations of the Trust and each of the Funds, except those certain services that are provided to the Trust and each of the Funds pursuant to the following contracts:

Investment Advisory Agreement

Transfer Agency and Service Agreement

Distribution Agreement

Custodian Contract

Accounting Services Agreement

Amended and Restated Rule 12b-1 Distribution Plan

Administrative Services include, but are not necessarily limited to, the following:

(a)	Maintenance and retention of all Trust charter documents and the filing of all documents required to maintain the Trust’s status as a Massachusetts Business Trust;

(b)	Arrangement of, and preparation and dissemination of all materials for, meetings of the Trust’s Board of Trustees and committees thereof and preparation and retention of all minutes and other records thereof;

(c)	Internal auditing services;

(d)	In-house legal and regulatory compliance services;

(e)	Coordination and handling of accounting, legal and regulatory audits and examinations and preparation or management of the preparation of responses to all inquires by regulatory agencies, the press and the general public concerning the business and affairs of the Trust and its Funds, including handling and resolution of any investigations, actions or proceedings initiated against the Trust by any regulatory authority and responses to subpoenas and tax levies;

(f)	Calculation of dividends and capital gains distributions for each Fund;

(g)	Preparation of each Fund’s performance calculations and responding to surveys conducted by third parties (e.g., Lipper, Morningstar, etc.) and reporting of each Fund’s performance and other portfolio information in response thereto;

(h)	Administration of the Trust’s Code of Ethics;

(i)	Administration of operating policies of the Trust and recommendations to the Trust’s officers and Board of Trustees of modifications to such policies to facilitate the protection of shareholders or the market competitiveness of the Trust and each Fund and, to the extent necessary, to comply with new legal or regulatory requirements;

(j)	Monitoring or arranging for the monitoring of legal, tax, regulatory and industry developments related to the business affairs of the Trust and communicating such developments to the Trust’s officers and Board of Trustees as they may reasonably request or as Thrivent Asset Management believes appropriate; and

(k)	Filing of claims, monitoring of class actions involving portfolio securities, and handling administrative matters in connection with the litigation or settlement of such claims with respect to any Fund.

4. Price. For receiving Administrative Services under this Agreement, whether such services are provided by Thrivent Asset Management, Thrivent Financial for Lutherans, or other vendors, the Trust will pay Thrivent Asset Management a fee equal to 0.02 percent (0.02%) of each Fund’s average annual daily net assets. The fee of each Fund shall be accrued at the rate of 1/365th of the annual rate applied to the daily net assets of such Fund computed as described in the Prospectus for each Fund, and in the case of days when the net asset value of a Fund is not computed, as of the last preceding day on which the net asset value for that Fund was computed.

The fee so accrued during each calendar month shall be paid to Thrivent Asset Management monthly in arrears. In no event will the charges for administrative services for any Fund during a fiscal year exceed 0.02 percent (0.02%) of the Fund’s total net assets at the end of the fiscal year. The cost of any administrative expenses in excess of 0.02 percent (0.02%) of any of the Fund’s net assets at the end of any fiscal year will be borne by Thrivent Asset Management.

5. Books and Records. Thrivent Asset Management agrees to provide reports and records reasonably necessary for the Board of Trustees of the Trust to determine the accuracy of any item of expense charged to the Trust by Thrivent Asset Management pursuant to this agreement. Thrivent Asset Management agrees (a) that all records which it maintains for the Trust are the property of the Trust and shall surrender promptly to the Trust any such records upon written request, and (b) to properly retain all records required to be maintained.

6. Services Not Exclusive. The services furnished by Thrivent Asset Management hereunder are not to be deemed exclusive to the Trust and Thrivent Asset Management shall be free to furnish similar and other services to others.

7. Audit, Inspection and Visitation. Thrivent Asset Management shall make available during regular business hours all records and other data created and maintained pursuant to the provisions of this Agreement for the reasonable audit and inspection by the Trust, any person retained by the Trust, or any regulatory agency having authority over the Trust.

8. Limitation of Liability of Thrivent Asset Management and Verification of Information. Thrivent Asset Management shall not be liable for any error of judgment or mistake of law for any loss suffered by the Trust or any Fund in connection with the matters to which this Agreement relates except a loss resulting from negligence on its part or the part of Thrivent Financial for Lutherans or any subsidiary in the performance of service under this Agreement.

9. Duration and Termination.

(a)	This Agreement shall become effective on the date hereof, provided that it has been approved on behalf of the Funds by a majority of the Trustees of the Trust including a majority of the Trust’s disinterested Trustees.

(b)	This Agreement shall continue in effect for one year from the above effective date unless sooner terminated as provided herein. Thereafter, this Agreement shall continue for successive periods of twelve months each, provided that such continuance is approved at least annually by a majority of the Trustees of the Trust including a majority of the Trust’s disinterested Trustees.

(c)	This Agreement may be terminated on behalf of the Trust or any Fund at any time, without the payment of any penalty, by vote of a majority of the Trust’s Trustees or by vote of a majority of the outstanding voting securities of the terminating Fund on sixty days’ written notice to Thrivent Asset Management. Thrivent Asset Management may terminate this Agreement without the payment of any penalty, on sixty days’ written notice to the Trust or any particular Fund. Termination of this Agreement with respect to a particular Fund shall not affect this Agreement’s continuation with respect to any non-terminating Fund or the Trust.

10. Amendment of This Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by a majority of the Trustees of the Trust including a majority of the Trust’s disinterested Trustees, or by a vote of a majority of the outstanding voting securities of the Trust.

11. Use of the Names. The Trust shall not use the names of Thrivent Asset Management or Thrivent Financial for Lutherans in any material without prior approval by Thrivent Asset Management. Thrivent Asset Management hereby consents to the use of its name which merely refers in accurate terms to its appointment hereunder or which is required by the Securities and Exchange Commission or other regulatory authorities.

12. Relations With Trust. Subject to and in accordance with the Master Trust Agreement and By-Laws of the Trust it is understood that Trustees, officers, agents and shareholders of the Trust are or may be interested in Thrivent Asset Management (or any successor thereof) as directors, officers, or otherwise, that directors, officers, agents and shareholders of Thrivent Asset Management (or any successors) are or may be interested in the Trust as Trustees, officers, shareholders or otherwise, that Thrivent Asset Management (or any successor thereof) is or may be interested in the Trust as a shareholder or otherwise and that the effect of any such adverse interests shall be governed by said Agreement and Declaration of Trust.

13. Limitation of Liability. The term “Thrivent Mutual Funds” means and refers to the Trustees from time to time serving under the Declaration of Trust of the Trust dated March 10, 1987, as the same may subsequently thereto have been, or subsequently hereto may be, amended. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust, as provided in the Master Trust Agreement. The execution and delivery of this Agreement have been authorized by the Trustees and signed by an authorized officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them personally, but shall bind only the trust property of the Trust as provided in its Master Trust Agreement. The obligations of any Fund hereunder shall be the exclusive obligation of that Fund and Thrivent Asset Management can only look to the assets of that Fund to satisfy any debt or obligation incurred by that Fund hereunder.

14. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

15. Choice of Law. This agreement shall be construed in accordance with the laws of the State of Minnesota and any applicable federal law.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their officers designated below as of the day and year first above written.

THRIVENT MUTUAL FUNDS		THRIVENT ASSET
MANAGEMENT, LLC

By:		By:
	Pamela J. Moret, President	, President